Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 11, 2013 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,044,074 or $.23 per share, for the quarter ended June 30, 2013 – an increase of 17.28% from earnings for the quarter ended June 30, 2012 of $890,267 or $.20 per share. Returns on average assets and average equity for the six months ended June 30, 2013 were 1.26% and 11.85%, respectively, compared with 2012 returns on average assets and average equity of 1.12% and 10.87%, respectively. Earnings for the six months ended June 30, 2013 increased $261,886 or 14.70% to $2,042,879 compared to $1,780,993 for the six months ended June 30, 2012.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We are very pleased with the second quarter and year to date earnings. Steady contributions of mortgage and loan production coupled with excellent control of expenses continue to drive our numbers. As we look to the future, our course will be on continued emphasis of the very hallmarks the Bank was founded upon - unparalleled customer service, responsiveness, and attention to detail that often lead to generational relationships. We consider these the fundamentals of community banking. We look forward to the remaining half of the year."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2013	2012

Shares Outstanding
BKSC Common Stock	4,453,528	4,446,239

Book Value Per Share	$7.73	$7.45

Total Assets	$340,502,378	$311,302,661

3 Months
Ending

Net Income	$1,044,074	$890,267

Basic Earnings Per Share	$.23	$.20

Diluted Earnings Per Share	$.23	$.20

Weighted Average Shares
Outstanding Basic	4,451,333	4,445,520

Weighted Average Shares
Outstanding Diluted	4,451,333	4,445,520

6 Months
Ending

Net Income	$2,042,879	$1,780,993

Basic Earnings Per Share	$.46	$.40

Diluted Earnings Per Share	$.46	$.40

Weighted Average Shares
Outstanding Basic	4,449,131	4,445,232

Weighted Average Shares
Outstanding Diluted	4,449,131	4,445,232

CONTACT: Bank of South Carolina Corporation, P.O. Box 538, Charleston, SC 29402; Sheryl G. Sharry, TELEPHONE: (843) 724-1500